UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2026

Diversified Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-41870	41-2283606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Corporate Drive Birmingham, Alabama		35242
(Address of Principal Executive Office)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (205) 408-0909
(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered, pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DEC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On September 2, 2026, Diversified Energy Company (the “Company”) entered into definitive agreements to acquire Birch Permian Holdings, Inc. and certain affiliated companies. On such date, the Company and DEC Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Birch Permian Holdings, Inc. (“BPHI”) pursuant to which Merger Sub agreed to merge with and into BPHI (the “Merger”). Concurrently with the execution of the Merger Agreement, the Company entered into a Purchase Agreement (the “MIP Purchase Agreement”) with holders of non-voting incentive interests in Birch Permian, LLC, a subsidiary of BPHI (“Birch Permian”), pursuant to which the Company will acquire all of the outstanding non-voting incentive interests in Birch Permian (the “MIP Interest Acquisition”), as well as a Membership Interests Purchase Agreement (the “Birch II Purchase Agreement,” and together with the Merger Agreement and the MIP Purchase Agreement, the “Transaction Agreements”) with Birch Permian II, LLC (“Birch II”), pursuant to which the Company will acquire from Birch II all of the equity interests in Milkwater, LLC and Birch II EOC, LLC, each a wholly owned subsidiary of Birch II (the “Birch II Acquisition,” and together with the Merger and the MIP Interest Acquisition, the “Transactions”).

Pursuant to the Transactions, the Company will acquire approximately 46,000 net mineral acres in the Midland Basin, including 500 gross operated (480 net total) wells, as well as integrated midstream and water infrastructure assets.

The aggregate purchase price for the Transactions is approximately $1.8 billion (inclusive of repayment of indebtedness), subject to adjustments in the Transaction Agreements, and is expected to be funded by an asset-backed securitization of approximately $1.5 billion in advance of closing , along with customary financing sources including the available liquidity under the Company’s revolving credit facility. The Transactions are expected to close simultaneously in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions.
Merger Agreement
The Merger Agreement contains customary representations, warranties and covenants by the parties. The obligations of the Company and BPHI to consummate the Merger are subject to customary closing conditions. The Merger Agreement may be terminated prior to closing under certain circumstances, including by mutual agreement of the parties, by either party if closing has not occurred by a specified outside date (subject to automatic extension in certain circumstances related to the HSR waiting period), by either party upon entry of a final non-appealable order or adoption of any law or other action permanently prohibiting the consummation of the Merger, or by either party upon an uncured material breach by the other party. The Merger Agreement provides for a deposit of $50 million to be delivered concurrently with the execution thereof, and for a purchase price of approximately $1.1 billion (inclusive of repayment of indebtedness) to be delivered at closing, determined net of the deposit amount and subject to certain adjustments as of closing. In the event the Merger Agreement is terminated by BPHI when BPHI is not in material breach of the Merger Agreement and all conditions to the Company’s obligation to close have been satisfied or waived, and closing has failed to occur as a result of the Company’s material breach or failure to perform its obligations under the Merger Agreement, BPHI will be entitled to payment of a termination fee of $50 million and to retain the deposit for its own account.
MIP Purchase Agreement
The MIP Purchase Agreement contains customary representations, warranties and covenants by the parties. The obligations of the Company and of the sellers under the MIP Purchase Agreement to consummate the MIP Interest Acquisition are subject to the prior or substantially contemporaneous consummation of the Merger and of the Birch II Acquisition, and to customary closing conditions. The MIP Purchase Agreement provides for a purchase price of approximately $281 million (inclusive of repayment of indebtedness) to be delivered at closing, subject to certain adjustments as of closing. The MIP Purchase Agreement will automatically terminate in the event of a termination of the Merger Agreement in accordance with the terms thereof.
Birch II Purchase Agreement
The Birch II Purchase Agreement contains customary representations, warranties and covenants by the parties. The obligations of the Company and of the sellers under the Birch II Purchase Agreement to consummate the Birch II Acquisition are subject to the prior or substantially contemporaneous consummation of the Merger and of the MIP Acquisition, and to customary closing conditions. The Birch II Purchase Agreement provides for a purchase price of approximately $413 million to be delivered at closing, subject to certain adjustments as of closing. The Birch II Purchase Agreement will automatically terminate in the event of a termination of the Merger Agreement in accordance with the terms thereof.

The foregoing descriptions of the Merger Agreement, the MIP Purchase Agreement, and the Birch II Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, the MIP Purchase Agreement, and the Birch II Purchase Agreement, which are filed as Exhibits 2.1, 2.2, and 2.3 hereto, respectively, and are incorporated herein by reference.
Cautionary Statement
This report contains forward-looking statements. Words such as “anticipates,” “intends,” “expects,” or “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control, including (i) the failure to satisfy the conditions to the closing of the Transactions and the exercise by any party of its termination rights under the Transaction Agreements; (ii) the failure to obtain financing for the Transactions on acceptable terms or at all, including with respect to the anticipated asset-backed securitization and borrowings under the Company’s revolving credit facility; (iii) management time and resources committed to, and legal, accounting and financial advisory costs incurred in connection with, the Transactions; (iv) risks related to title defects, environmental liabilities or other conditions affecting the assets acquired pursuant to the Transactions; (v) the loss of key personnel, unanticipated liabilities, increased expenses, or delays in the integration of the assets acquired pursuant to the Transactions into our existing business; (vi) commodity price volatility and other changes in market conditions affecting the value of the assets acquired pursuant to the Transactions; and (vii) the risk that the Transactions may not be completed on the anticipated timeline or at all. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
2.1#
Agreement and Plan of Merger dated September 2, 2026, by and among Diversified Energy Company, DEC Merger Sub, Inc., Birch Permian Holdings, Inc., Birch 2026 Stockholder Representative LLC, and Wolfberry Investments Inc.

2.2#	Purchase Agreement dated September 2, 2026, by and among Diversified Energy Company, each of the sellers party thereto, and Jason Cansler.
2.3#	Membership Interests Purchase Agreement dated September 2, 2026, by and among Diversified Energy Company, Birch Permian II, LLC, Milkwater, LLC, and Birch II EOC, LLC.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

# Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Diversified Energy Company

September 9, 2026	By:	/s/ Benjamin M. Sullivan
Date		Benjamin M. Sullivan
Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary